UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2008

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

Please see the disclosure set forth under Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year below, which is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 5, 2008, the Board of Directors of SVB Financial Group (the “Company”) approved, and on December 8, 2008, the Company filed with the Secretary of State of Delaware, a Certificate of Designation of Rights, Preferences and Privileges (the “Certificate”) of Series A Participating Preferred Stock (the “Series A Preferred”), which designated 1,500,000 shares as Series A Preferred. The Certificate was refiled to correct an error that occurred when the Company filed its Restated Certificate of Incorporation with the Secretary of State of Delaware without including the rights, preferences and privileges of the Series A Preferred in the Restated Certificate of Incorporation. One one-thousandth (0.001) of a share of Series A Preferred is issuable upon the exercise of the preferred stock purchase rights that are attached to each share of the Company’s outstanding common stock. Each 0.001 of a share of Series A Preferred is entitled to: (a) receive dividends and other distributions when, as and if declared by the Board of Directors; (b) one vote on all matters submitted to stockholders for a vote; (c) an amount equal to the amount paid per share of common stock on the liquidation, dissolution or winding-up of the Company. The Series A Preferred shares are not convertible into common stock.

A copy of the Certificate is filed herewith as Exhibit 3.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.3	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2008	SVB FINANCIAL GROUP

	By:	/s/ KENNETH P. WILCOX
	Name:	Kenneth P. Wilcox
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.3	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.